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                                                                     EXHIBIT 3.7


[STAMP]                                                                  [STAMP]

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                       NORTH AMERICAN TEL-COM GROUP, INC.



         In accordance with Section 607.1007 of the Florida Statutes, the Amended and Restated Articles of Incorporation of NORTH AMERICAN TEL-COM
GROUP, INC., a Florida corporation (the "Corporation"), are hereby amended and restated (such amended and restated Articles of Incorporation to be referred to herein as the "Articles of Incorporation") to read in their entirety as follows:

                                ARTICLE I - NAME

         The name of the Corporation is NORTH AMERICAN TEL-COM GROUP, INC.

                              ARTICLE II - ADDRESS

         The mailing addresses and principal place of business for the Corporation is 2240 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33409.

                             ARTICLE III - DURATION

         The duration of the Corporation shall be perpetual.

                              ARTICLE IV - PURPOSE

         The Corporation is organized to engage in any activity or business permitted under the laws of the United States and the State of Florida.

                    ARTICLE V - REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation is 2240 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33409, and the name of the registered agent of the Corporation at such address is William J. Mercurio.

                           ARTICLE VI - CAPITAL STOCK

         A.  Authorized Capital Stock

         The total number of shares of capital stock of the Corporation which the Corporation shall have the authority to issue is 100,000,000, consisting of
(i) 98,000,000 shares of common stock, each of which have a par value of $.01 per share ("Common Stock"), including 10,000,000 shares of Class A Common Stock ("Class A Common Stock") and 20,000,000 shares of Class B Common Stock ("Class B Common Stock") and 68,000,000 shares of undesignated common stock ("Common Stock"), and (ii) 2,000,000 shares of Preferred Stock, each of which shall have a par value of $.01 per share ("Preferred Stock") and 100,000 shares of which are hereby designated as "Series









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A Convertible Preferred Stock." The rights, privileges, vote, liquidation preference, convertibility, dividend and redemption provisions for the Series A Convertible Preferred Stock are set forth on Exhibit A attached hereto.

         B. Provisions Relating to the Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any class or series thereof. The powers, preferences and rights of the Class A Common Stock, the Class B Common Stock and the Common Stock, and the qualifications, limitations and restrictions thereof, shall in all respects be identical, except as otherwise required by law or as expressly provided in the agreement among the stockholders of the Corporation in the agreement among the stockholders of the Corporation dated as of March 31, 1998.

             1. Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of the Preferred Stock, as hereinafter provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock. The holders of shares of Class A Common Stock and Class B Common Stock shall have the following voting rights:

                 a. The holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held, provided, however, that in no event shall the Class A Common Stock, in the aggregate, be entitled to more than 20% of the total number of votes allocable to all issued and outstanding voting shares of capital stock of the Corporation. In the event that the total number of issued and outstanding shares of Class A Common Stock shall be greater than 20% of all votes entitled to be cast by holders of issued and outstanding shares of capital stock of the Corporation, each share of Class A Common Stock shall be entitled to that number of votes equal to a fraction, the numerator of which shall be 20% of the total number of votes entitled to be cast by holders of shares of capital stock of the Corporation and the denominator of which shall be the total number of shares of Class A Common Stock then issued and outstanding.

                 b. The holders of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held.

             2. Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise.



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3. Conversion.

     a. Mandatory Conversion. Immediately prior to the earliest to occur of (i) the acquisition by the Corporation (whether by acquisition of all of the outstanding shares of such operating company or substantially all of the assets of such operating company ) of the third operating company acquired by the Corporation after the date hereof; (ii) the effective date of the Corporation's initial public offering of Common Stock; or (iii) the conversion of the Corporation's Series A Convertible Preferred Stock into Common Stock (the "Conversion Date"); then each share of Class B Common Stock then issued and outstanding shall thereupon be converted automatically as of such Conversion Date into one fully paid and nonassessable share of Common Stock (without class designation), as may be proportionately adjusted by the Board of Directors for the dilutive effects of additional issuances of Common Stock, and will have one vote per share (a "Mandatory Conversion"); and each share of Class A common Stock shall be converted into one fully paid and nonassessable share of Common Stock (without class designation), as may be proportionately adjusted by the Board of Directors for the dilutive effects of additional issuances of Common Stock; provided however, that upon the Mandatory Conversion, the shares of Common Stock issuable upon the conversion of the Class A Common Stock will represent no more than 20% of the outstanding voting shares of the Corporation. Notice of such Mandatory Conversion shall be given by the Corporation as soon as practicable, but no later than the next meeting of shareholders of the Corporation, by means of written notice to all holders of Class A and Class B Common Stock, and the Secretary of the Corporation shall be instrued to and shall promptly request that each holder of Class A and Class B Common Stock promptly deliver, and each such holder shall promptly deliver, the certificate or certificates representing each share of such Class A and Class B Common Stock to the Corporation or the Transfer Agent. If so required by the Corporation or the Transfer Agent, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation or the Transfer Agent, duly executed by the holder of such shares or the duly authorized representative of such holder, together with funds for the payment of any transfer tax required pursuant to paragraph (e) of this Subsection 3.

     b. Issuance of Certificates Representing Common Stock; Effectiveness of Conversion. As promptly as practicable following the surrender for conversion of a certificate representing shares of Class A and Class B Common Stock in the manner provided in paragraph (a) of this Subsection 3, as applicable, any required instruments of transfer and the payment in cash of any amount required by the provisions of paragraph (e) of the Subsection 3, the Corporation shall issue and deliver

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or cause to be issued and delivered to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Common Stock issued upon such conversion in such name or names as such holder may direct. Mandatory Conversions shall be deemed to have been affected on the Conversion Date on which the condition set forth in paragraph (a) of this Subsection 3 is determined by the Board to have occurred. Upon the date the conversion is deemed effected, all rights of the holder of such shares of Class A or Class B Common Stock so converted, as the holder of such shares, shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A or Class B Common Stock are issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock on that date; provided, however, that if any surrender and payment pursuant to a Mandatory Conversion occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are issued shall be deemed the record holder or holders thereof for all purposes on the next succeeding day on which the stock transfer books are open.

     c. Adjustments. No adjustments in respect of dividends shall be made upon the Mandatory Conversion of any shares of Class A or Class B Common Stock; provided, however, that if a share of Class A or Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on Class A or Class B Common Stock but prior to such payment, then the registered holder of such share of Class A or Class B Common Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share of Class A or Class B Common Stock on such date notwithstanding the Mandatory Conversion thereof or the Corporation's default in payment of the dividend due on such date.

     d. Availability of Common Stock for Conversion; Registration. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class A Common, Class B Common and Series A Convertible Preferred Stock, such number of shares of Common Stock that shall be issuable upon the conversion of all such shares of Class A Common, Class B Common and Series A Convertible Preferred Stock then outstanding. If any shares of Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares shall be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. All shares of Common Stock that shall be issued upon conversion of the fully paid and nonassessable


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     shares of Class A Common, Class B Common or Series A Convertible Preferred
     Stock shall, upon issue, be fully paid and nonassessable.

          e. Charges, Payment of Taxes upon Conversion. The issuance of certificates for shares of Common Stock issuable upon the Mandatory Conversion shall be made without charge to the converting holder; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.

     4. Splits or Combinations. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of the other such class of Common Stock shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

     5. Mergers and Consolidations. In the event of a merger, consolidation or combination of the Corporation with another entity (whether or not the Corporation is the surviving entity), the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration in that transaction, except that any common stock that holders of Class A Common Stock are entitled to receive in any such event may differ as to voting rights and otherwise to the extent and only the extent that the Class A Common Stock and the Class B Common Stock differ as set forth in this Section B.

     6. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation, if any, shall be divided among to the holders of Class A Common Stock and Class B Common Stock pro rata based on the number of each class then outstanding, provided, however, that in no event shall the holders of the Class A Common Stock receive more than 20% of the remaining net assets and the holders of the Class B Common Stock receive less than 80% of the remaining net assets.

     7. Sales and Repurchases. The Board shall have the power to cause the Corporation to issue and sell shares of Class A or Class B Common Stock to such individuals, partnerships, joint ventures, limited liability companies, associations, corporations, trusts or other legal entities (collectively, "persons") and for such


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consideration as the Board shall from time to time in its discretion determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of the other class of Common Stock, and as otherwise permitted by law. The Board shall have the power to cause the Corporation to purchase, out of funds legally available therefor, shares of either class of Common Stock from such persons and for such consideration as the Board shall from time to time in its discretion determine, whether or not less consideration could be paid upon the purchase of the same number of shares of the other class of Common Stock, and as otherwise permitted by law.

         C. Provisions Relating to Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares in each series, the designation thereof and the relative rights, preferences and limitations of each series including, but not limited to: (a) the dividend rate; (b) redeemable features, if any; (c) rights upon liquidation; (d) whether or not the shares of such series shall be subject to a purchase, retirement or sinking fund provision;
(e) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class and, if so, the rate of conversion or exchange; (f) restrictions, if any, upon the payment of dividends on Common Stock; (g) restrictions, if any, upon the creation of indebtedness; (h) voting powers, if any, of the shares of each series; and (i) such other rights, preferences and limitations as shall not be inconsistent with the laws of the State of Florida.

         The holders of the Preferred Stock shall be entitled to dividends thereon at the rate established by the Board of Directors. All remaining profits which the Board of Directors may determine to apply in payment of dividends shall be distributed among the holders of Common Stock exclusively. Upon dissolution, whether voluntary or involuntary, the holders of Preferred Stock shall first be entitled to receive, out of the net assets of the Corporation, the liquidating value established by the Board of Directors, of their shares plus unpaid accumulated dividends and any other distributions declared thereon.

         D. Share Reclassification. Immediately upon the filing hereof, each then outstanding share of the Corporation's Common Stock (the "Existing Common Stock") shall, automatically and without any action by the holder, be reclassified and converted into 194,633 validly issued, fully paid and nonassessable shares of Class A Common Stock. Each certificate that theretofore represented shares of Existing Common Stock shall thereafter represent the number of shares of Class A Common Stock into which the shares of Existing Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Existing Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Class A Common Stock to which such person is entitled. Upon consummation of the reclassification of the Existing Common Stock of the Corporation provided for in this Section D (the "Reclassification"), the holders of the Class A Common Stock of the Corporation shall


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have all rights accorded them by law and these Articles of Incorporation. The issuance of certificates representing shares of Class A Common Stock issuable upon the Reclassification shall be made without charge to the holders of Existing Common Stock; provided, however, that if any certificate is to be issued in a name other than that of the record holder of the shares of Existing Common Stock being reclassified pursuant to and Reclassification, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid. If so required by the Corporation or the Transfer Agent, any certificate for shares of Existing Common Stock surrendered in connection with the Reclassification shall be accompanied by instruments of transfer, in form satisfactory to the Corporation or the Transfer Age, duly executed by the holder of such shares or the duly authorized representative of such holder, together with funds for payment of any transfer tax required as set forth above. As promptly as practicable following the surrender of a certificate representing shares of Class A Common Stock in the foregoing manner, any required instruments of transfer and the payment in cash of any amount for the payment of any transfer tax, the Corporation shall issue and deliver or cause to be issued and delivered to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Class A Common Stock issued upon the Reclassification to which such holder is entitled, in such name or names as such holder may direct.

                       ARTICLE VII - BOARD OF DIRECTORS

          The number of directors shall be determined by the Board of Directors in accordance with the Bylaws of the Corporation and shall consist of not less than 5, nor more than 11 members. A director shall hold office until the annual meeting for the year in which his terms expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office in accordance with the Bylaws of the Corporation.

                   ARTICLE VIII - CONTROL- SHARE ACQUISITIONS

          The Corporation elects not to be governed by Florida Statute Section 607.0902, as amended, relating to control-share acquisitions (the "Control-Share Act"). The Corporation is expressly authorized to the fullest extent permitted by the Control-Share Act to redeem control shares acquired in a control-share acquisition at the fair value thereof pursuant to procedures adopted by the Board of Directors.

                      ARTICLE IX - AFFILIATED TRANSACTIONS

          The Corporation elects not to be governed by Florida Statutes Section 607.0901, as amended, concerning affiliated transactions.



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                         ARTICLE X - DIRECTOR LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Florida Business Corporation Act as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article X (including any amendment or repeal of this Article X made by virtue of any change in the Florida Business Corporation Act after the date hereof) shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal on account of any action taken or any failure to act by such director prior to such time.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 31st day of March, 1998.



                                             /s/ WILLIAM J. MERCURIO
                                           -------------------------------------
                                           William J. Mercurio
                                           President and Chief Executive Officer




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                CERTIFICATE TO AMENDED AND RESTATED ARTICLES OF
              INCORPORATION OF NORTH AMERICAN TEL-COM GROUP, INC.


         The undersigned, William J. Mercurio, President and Chief Executive Officer of NORTH AMERICAN TEL-COM GROUP, INC., a Florida corporation (the "Corporation"), does hereby certify as follows:

         1. In accordance with Section 607.1003 of the Florida Statutes, the Board of Directors of the Corporation recommended by written consent on March 27, 1998, that the shareholders of the Corporation approve, and shareholders having unanimously approved by written consent on March 27, 1998, the number of votes cast by the shareholders being sufficient for such approval, in accordance with Sections 607.1003 and 607.1006 of the Florida Statutes, the amendment and restatement of the Corporation's Articles of Incorporation as attached hereto.

         2. The undersigned officer of the Corporation has been duly authorized to submit these Amended and Restated Articles of Incorporation of the Corporation to the Department of State of Florida for filing in accordance with Section 607.1007 of the Florida Statutes.


                                       NORTH AMERICAN TEL-COM GROUP, INC.



                                       By: /s/ WILLIAM J. MERCURIO
                                           -----------------------------
                                           William J. Mercurio
                                           President and Chief Executive Officer





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                                   Exhibit A

                       NORTH AMERICAN TEL-COM GROUP, INC.

                    DESCRIPTION OF SERIES A PREFERRED STOCK


         1. Designation. The 100,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), shall have the following rights, terms and privileges (terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement (as referred to below)):

         2.   Dividends.

              (a) Dividends. The holders of the then outstanding shares of Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when as may be declared from time to time by the Board of Directors of the Company at an annual rate per share equal to eight percent (8%) of the original purchase price paid per share of the Preferred Stock. Such amount shall be compounded annually such that if the dividend is not paid for such year the unpaid amount shall be added to the original purchase price paid per share of the Preferred Stock for purposes of calculating succeeding years' dividends. Such dividends shall be deemed to accrue on the Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, or there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Company's capital stock, now or hereafter outstanding. Anything contained herein to the contrary notwithstanding, the accrued dividends shall be immediately due and payable in cash, upon the earliest occurrence of any of the following (each a "Dividend Date"):

                  (1) A Public Offering (as hereafter defined);

                  (2) A sale of the Company or a sale of all or substantially all of the Company's assets; or

                  (3) April 15, 2005.

For purposes of this Section 2, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of capital stock of the Company for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Company. Notwithstanding the foregoing, the Company shall not declare or pay a dividend on the Preferred Stock prior to the Dividend Date.

              (b) Dividends in Kind. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution with respect to the common stock payable in (i) securities of the Company other than shares of common stock or (ii) assets, then and in each such event the holders of

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Preferred Stock shall receive, at the same time such distribution is made with respect to common stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into common stock immediately prior to the record date for determining holders of common stock entitled to receive such distribution.

     3. Liquidation, Dissolution or Winding Up

        a. Treatment at Liquidation, Dissolution or Winding Up.

           In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, such amount per share of Preferred Stock as would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 (the "Liquidation Amount") and the holders of the Preferred Stock shall be treated as if they had converted the Preferred Stock into common stock.

        b. Distributions in Cash. The Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this Section 3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company's Board of Directors.

     4. Voting Power. Except as otherwise expressly provided in Section 8 hereof, or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of common stock into which such holder's shares of Preferred Stock, could be converted, pursuant to the provisions of
Section 5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Preferred Stock and common stock shall vote together as a single class on all matters.

     5. Conversion Rights for the Preferred Stock. The holders of the Preferred Stock shall have following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

        (a) General. Subject to and in compliance with the provisions of this
Section 5, all but not less than all of the shares of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock; provided, however, that the conversion must be done simultaneously with the conversion of the Note. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by 100,000 (i.e., the number of shares of Preferred Stock being converted).


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         (b)  Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $114.34688 by the Applicable Conversion Value, calculated as provided in Section 5(c).

         (c) Applicable Conversion Value. The Applicable Conversion Value shall be $5.00, except that such amount shall be adjusted from time to time in accordance with this Section 5.

         (d)  Adjustments to Applicable Conversion Values.

             (i) (A) Fiscal Year 1999 Adjustment. If the EBITDA of Mich-Com Cable Services Incorporated, a Michigan corporation, Cablemasters Corp., a Pennsylvania corporation, Excel Cable Construction, a Florida corporation and Kenya Corporation, a Kansas corporation (the "Acquired Corporations") for the twelve months ended December 31, 1999 is less that $10,215,000 (i.e., 80% of the 1999 budget), then the Applicable Conversion Rate shall be increased to a number that causes the holders of the Preferred Stock to increase the number of shares of the common stock of the Company on a fully diluted basis they would receive upon conversion of the Preferred Stock by ten percent (10%) of the Company's fully diluted number of shares (e.g., from 23.5% of the common stock to 33.5% of the common stock). If the EBITDA of the Acquired Corporations for the twelve months ended December 31, 1999 is less than $11,492,000 (i.e., 90% of the 1999 budget), but greater than $10,215,000, then the Applicable Conversion Rate shall be increased to a number that causes the holders of the Preferred Stock to increase the number of shares of common stock of the Company on a fully diluted basis they would receive upon conversion of the Preferred Stock by a pro rated portion of ten percent (10%) equal to the percentage by which the Acquired Corporation's EBITDA as a percentage of the 1999 budget was less than 90% of the 1999 budget (for example, if the EBITDA is 83% of the 1999 budget, then 83% is 7% less than 90% and the holder shall be entitled to receive 23.5% plus 7% of the common stock upon such conversion). The adjustment in this Section 5(d)(i)(A) shall be computed based upon the audited financial statements of the Company for fiscal 1999 and shall be effective upon delivery of calculation of the foregoing by the Company's independent accountants, in the absence of computational error. The term "EBITDA" shall mean the Acquired Corporations' earnings before interest, taxes, depreciation, amortization (excluding extraordinary gains and losses, and any earnings or losses of any businesses or assets acquired after the date hereof), and prior to any deduction for non-cash charges relating to stock grants, any of the Company's corporate overhead charges or any management fees, all calculated based upon generally accepted accounting principles, consistently applied.

              (B) Upon Sale of Common Stock. If the Company shall, while there are any shares of Preferred Stock outstanding, issue or sell (or in accordance with Section 5(d)(i)(C) below is deemed to have issued or sold) shares of its common stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value for the Preferred Stock, upon each such issuance or sale, except as


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     hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

                 (1) the numerator of which shall be (a) the number of shares of common stock outstanding immediately prior to the issuance of such additional shares of common stock, plus (b) the number of shares of common stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of common stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

                 (2) the denominator of which shall be (a) the number of shares of common stock outstanding immediately prior to the issuance of such additional shares of common stock plus (b) the number of such additional shares of common stock so issued.

            (C) Upon Issuance of Warrants, Options and Rights to Common Stock.

                (1) For the purposes of this Section 5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of common stock and the issuance of any securities convertible into or exchangeable for shares of common stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such common stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such common stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(i) upon the issuance of any shares of common stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as provided above.

     Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Consideration per share of such securities, and (2) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above.

                        (2) For purposes of this paragraph, the "Net
Consideration Per Share" which may be received by the Company shall be determined as follows:

                            (i) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of common stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                            (ii) The "Net Consideration Per Share" which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

            (D) Stock Dividends. In the event the Company shall make or issue a dividend or other distribution payable in common stock or securities of the Company convertible into or otherwise exchangeable for the common stock of the Company, then such common stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of common stock payable pro rata to holders of Preferred Stock and to holders of any other class of stock).

            (E) Consideration Other than Cash. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the common stock or the issuance of any of the securities described in this Section 5(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

            (F) Shares Issued Pursuant to Additional Acquisitions. For the purposes of the calculation of adjustments to the Applicable Conversion Rate or Value pursuant to this Section 5(d), until such time that the Company has issued 1.8 million shares of common stock or common stock equivalents (beyond those outstanding on the date hereof) pursuant to the acquisitions of other companies from independent third parties, upon the issuance of any additional shares hereafter (and only until such 1.8 million additional shares are issued) the Applicable Conversion Rate or Value shall be adjusted so that the holders of the Preferred Stock will continue to have the right to convert the Preferred Stock into the same percentage of the Company's common stock as if such issuance of common stock had not occurred, and therefore the holder of the Preferred Stock shall not be diluted by the issuance of such additional common stock or common stock equivalents.

                    (G) Exceptions. This Section 5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 5(d)(ii)). Further, the provisions of this Section 5(d) shall not apply to (i) shares issued upon conversion of the Preferred Stock shares issues upon conversion of a Note, or (ii) the issuance of any common stock pursuant to the exercise of the options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 500,000 shares of common stock (including options outstanding on the date hereof) issued to employees of the Company, as provided in Section 8.7 of that certain Securities Purchase Agreement, dated as of March 31, 1998 (the "Purchase Agreement"). The number of shares in this Section (G) shall be proportionately adjusted to reflect any stock dividend, stock split or other form of recapitalization occurring after the date hereof.

               (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Application Conversion Value for the Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Preferred Stock by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of common stock outstanding immediately after such Extraordinary Common Stock Event, and the products so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value for the Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                    "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of common stock as a dividend or other distribution on outstanding common stock or on any class or series of preferred stock, unless made pro rata to holders of Preferred Stock,
         (ii) a subdivision of outstanding shares of common stock into a greater number of shares of common stock, or (iii) a combination of outstanding shares of the common stock into a smaller number of shares of common stock.

         (e) Dividends. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution with respect to the common stock payable in (i) securities of the Company other than shares of common stock or
(ii) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to common stock, the number of securities or such other assets of the Company which they would have received had their Preferred Stock been converted into common stock immediately prior to the date of such distribution.

         (f) Capital Reorganization or Reclassification. If the common stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5 or by a Reorganization), then and in each such event, the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

         (g) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Company (on an as converted basis) is sold or assigned (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         (h) Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of common stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

          (j) Cash in Lieu of Fractional Shares. The Company may, if it so elects, issue fractional shares of Common stock or scrip representing fractional shares upon the conversion of shares of Preferred Stock. If the Company does not elect to issue fractional shares, the Company shall pay to the holder of the shares of Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

          (l) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

     7.   Redemption

          (a) Optional Redemption Upon Qualified Public Offering. Effective upon the closing of a Qualified Public Offering (as hereinafter defined), the Company may require the holders of the Preferred Stock to convert their Preferred Stock into Common Stock and EBITDA

Options (as hereinafter defined) by sending notice thereof, together with a calculation of the Applicable Conversion Value, at least ten business days prior to the closing of the Qualified Public Offering, to all holders of Preferred Stock. The mandatory conversion shall be effective as of the closing date of the Qualified Public Offering and on and after such date the certificates representing the Preferred Stock shall only represent the right to receive the Conversion Shares and EBITDA Options. For purposes hereof, the term "Qualified Public Offering" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of common stock for the account of the Company in which the aggregate net proceeds to the Company equal at least $25,000,000 and in which the price per share of common stock is at least two and one half (2.5) times the then Applicable Conversion Value of the Preferred Stock.

     "EBITDA Options" shall mean one or more option agreements to be executed prior to a Qualified Public Offering by the Company in favor of the holders of the Preferred Stock granting them the right to acquire the additional shares of the Company's common stock that they may otherwise have received in the amounts and on the terms and conditions as set forth in Section 5(d)(i)(A) had the Preferred Stock not been redeemed by the Company, with an exercise price equal to $.01 per share of common stock.

Nothing contained in Section 7(a) shall (i) in any way restrict or prohibit the holders of the Preferred Stock from exercising their conversion rights pursuant to Section 5 hereof prior to the effective date of the redemption to be effected hereunder; provided, however, that any such conversion under Section 7(a) may be subject to the closing of the Qualified Public Offering.

     (b)  Optional Redemption by the Holder Following Default.

          (i) In the event there is an Event of Default under the Purchase Agreement and the applicable cure period, if any, has expired (a "Default"), then the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock may request the Company to redeem any or all of the shares of Preferred Stock then held by such holders at the price equal to the greater of (i) the original purchase price of the Preferred Stock (as adjusted to reflect any stock split, stock dividend or other form of recapitalization), together with all accrued and unpaid dividends (whether or not declared) thereon to be calculated and paid through and including the date of redemption or (ii) fair market value thereof, as of the date of such proposed redemption, as determined, at the Company's sole expense, by a nationally recognized investment banking firm (mutually acceptable to both the Company and the Holders), taking into account, in valuing such Shares, all relevant facts and circumstances; provided, however, that there shall be valuing such Shares, all relevant facts and circumstances; provided, however, that there shall be no discount to reflect the fact that the Shares represent a minority interest in the Company (the "Holder Redemption Price"). Such request (the "Default Redemption Request") shall be submitted to the Company in writing within thirty (30) days after the Company notifies all of the holders of the Preferred Stock in writing of the Default. No cure of such Default during such thirty (30) day period shall vitiate such Default Redemption request and the failure to make such a Default Redemption Request within such thirty (30) day period shall not result in the waiver of such remedy.

          (ii) Upon receipt of a Default Redemption Request, the Company shall promptly give notice thereof (the "Default Redemption Notice") to each holder of Preferred Stock. Such Default Redemption Notice shall specify the number of shares of Preferred Stock covered by the Default Redemption Request and the Holder Redemption Price to be paid with respect thereto. Any holder of Preferred Stock who wishes to join in the Default Redemption Request may do so by so advising the Company in writing within 15 days after receipt of the Default Redemption Notice specified in the preceding sentence. No holder of Preferred Stock shall be required to participate in such redemption. The
Company shall redeem all shares of Preferred Stock covered by the Default Redemption Request (including those held by holders who have requested a redemption following receipt of the Default Redemption Notice) at a closing to be held not more than thirty (30) days after the date of the Default Redemption Request. At the closing, the Company shall pay for the shares of Preferred
Stock so redeemed in an amount equal to the Holder Redemption Price, payable in cash.

     (c) Optional Redemption by Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock, the Company shall, to the extent it may do so under applicable law, redeem pro rata from all holders of Preferred Stock on April 15, 2005 the shares of Preferred Stock outstanding on the date of such redemption (the "Final Redemption Date"). The Company shall give the holders of the Preferred Stock at least ninety (90) days' notice of the Final Redemption Date (the "Final Redemption Notice"). In the event that the Company does not provide the Final Redemption Notice, the option of the holders of the Preferred Stock to require the Company to redeem the remaining shares of Preferred Stock on the Final Redemption Date shall be extended beyond the Final Redemption Date to a date which is ninety (90) days from the date that the Company elects to mail the Final Redemption Notice. In the event shares of Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The redemption price for each share of Preferred Stock redeemed pursuant to this
Section 7(c) shall be equal to the Holder Redemption Price.

     In the event that the holders of the Preferred Stock do not elect to have the Preferred Stock redeemed pursuant to this Section 7(c), the shares of Preferred Stock shall remain outstanding and subject to the rights and preferences contained herein.

     (d) Redemption Notice. If an election is made pursuant to Section 7(c) hereof, written notice of such election shall be mailed, postage prepaid, to the Company, not later than sixty (60) days before the date fixed for each redemption pursuant to Section 7(c) or, in the event the Company does not provide the Final Redemption Notice pursuant to Section 7(c) hereof, not later than sixty (60) days before the date that the Final Redemption Date has been extended as provided in Section 7(c) (each of the dates fixed for redemption and the extended redemption date is hereinafter referred to as a "Redemption Date"). If such election is made and appropriate notice is given, then, at least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Company, postage prepaid, to each holder of record of Preferred Stock at its address shown on the records of the Company; provided, however, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Preferred Stock or the obligation of the holders to redeem their shares of Preferred Stock as provided in Section 7(c) hereof. The

Redemption Notice shall contain (i) the number of shares of Preferred Stock held by the holder and the total number of shares of Preferred Stock held by all holders subject to redemption as of such Redemption Date; and (ii) the Redemption Date and the applicable Holder Redemption Price. Any holder of Preferred Stock who wishes to do so may, by giving notice to the Company prior to the Redemption Date, convert into common stock any or all of the shares of Preferred Stock held by him and scheduled for redemption on such Redemption Date.

        (e) Surrender of Certificates. Each holder of shares of Preferred Stock to be redeemed under this Section 7 shall surrender the certificate or certificates representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Company Redemption Price or Holder Redemption Price, as the case may be, for such shares as set forth in this
Section 7 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date, unless the Company shall default in the payment of the applicable Redemption Price.

        (f) Sale of the Company. In lieu of the redemption obligations of the Company as set forth herein, the Company may instead retain a nationally recognized investment banking firm (or other mutually acceptable party) to sell the Company, provided that the Company acts expeditiously and in good faith and the sale of the Company is consummated no later than 180 days after the required date of redemption.

     8. Restrictions and Limitations.

        (a) Corporate Securities Action. Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting as a separate class:

            (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of
Section 4.2 of the Purchase Agreement;

            (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Preferred Stock;

            (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Preferred Stock as to liquidation preferences, dividend rights, or voting rights;

                    (iv) merger or consolidate with any other corporation or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Company, or permit any subsidiary to do any of the foregoing, except for (A) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (B) any wholly-owned subsidiary may merge into or transfer assets to the Company; or

                    (v) amend, restate, modify or alter the by-laws of the Company in any way which adversely affects the rights of the holders of the Preferred Stock.

          (b) Amendments to Charter. The Company shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of at least a majority of the then outstanding shares of Preferred Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Preferred Stock. Without limiting the generality of the preceding sentence, the Company shall not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then outstanding shares of Preferred Stock if such amendment would:

                    (i) change the relative seniority rights of the holders of Preferred Stock as to the payments of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Preferred Stock;

                    (ii) reduce the amount payable to the holders of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Preferred Stock;

                    (iii) cancel or modify the conversion rights of the holders of Preferred Stock provided for in Section 5 herein;

                    (iv) cancel or modify the redemption rights of the holders of the Preferred Stock provided for in Section 7 herein; or

                    (v) cancel or modify the rights of the holders of the Preferred Stock provided for in this Section 8.

          9. No Dilution or Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of stock receivable on the conversion of the Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Preferred Stock set forth herein.

         10. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

              (a) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

              (b) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of common stock (or other securities) shall be entitled to exchange their shares of common (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.